Exhibit (a)(1)(C)

OFFER TO PURCHASE FOR CASH

BY
VAPOR CORP.

Up To 32,262,152 Outstanding Series A Warrants

For A Purchase Price of $0.22 in Cash per Series A Warrant

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, EASTERN TIME, ON JANUARY 9, 2017, UNLESS THE TENDER OFFER IS EXTENDED.

December 7, 2016

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Vapor Corp., a corporation incorporated under the laws of the State of Delaware (the “Company”), is offering to purchase up to 32,262,152 of its outstanding Series A Warrants (the “Series A Warrants”), for a purchase price of $0.22 in cash, net, less any applicable withholding taxes and without interest, upon and subject to the terms and conditions set forth in the Offer to Purchase dated December 7, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) (the Offer to Purchase and the Letter of Transmittal, together with any supplements or amendments thereto, collectively constitute the “Offer”). Each Series A Warrant can be exercised for common stock on a fixed price basis, or on a cashless basis for a variable number of shares, with the ratio depending in part on the market value of our common stock. The “Offer Period” is the period of time commencing on December 7, 2016, and ending at midnight, Eastern time, on January 9, 2017, or such later date to which the Company may extend the Offer (the “Expiration Date”). Please furnish copies of the enclosed materials to those of your clients for whom you hold Series A Warrants registered in your name or in the name of your nominee.

Enclosed for your consideration are the following documents:

1.	Offer to Purchase;
2.	the Letter of Transmittal, for your use in accepting the Offer and tendering Series A Warrants of and for the information of your clients, including an IRS Form W-9;
3.	Form of letter that may be sent to your clients for whose account you hold Series A Warrants registered in your name or in the name of a nominee, with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer;
4.	Notice of Guaranteed Delivery with respect to the Series A Warrants, to be used to accept the Offer in the event you are unable to deliver the certificates representing the Series A Warrants, together with all other required documents to the Depositary (as defined in the Letter of Transmittal) before the Expiration Date, or if the procedure for book-entry transfer cannot be completed before the Expiration Date; and
5.	Return envelope address to Equity Stock Transfer, LLC, as the Depositary.

All references to the number of Series A Warrants and number of shares of the Company’s common stock are on a pre-split basis without giving effect to the 1:70 reverse stock split effected on March 8, 2016 and the 1:20,000 reverse stock split effected on June 1, 2016.

CERTAIN CUSTOMARY CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 9 OF THE OFFER TO PURCHASE. If more than 32,262,152 Series A Warrants are duly tendered and not properly withdrawn, the Company will purchase warrants from tendering warrant holders on a pro rata basis (disregarding fractions), based on the ratio of the number of Series A Warrants properly tendered and not properly withdrawn by each warrant holder, to the total number of Series A Warrants properly tendered and not withdrawn by all of the warrant holders.

SERIES A WARRANTS NOT PURCHASED IN THE OFFER WILL OTHERWISE REMAIN OUTSTANDING SUBJECT TO THEIR ORIGINAL TERMS.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO PURCHASE THE SERIES A WARRANTS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE.

We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at midnight, Eastern time, on January 9, 2017, unless the Offer is extended.

Other than as described herein and in the Offer To Purchase, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Series A Warrants pursuant to the tender offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed tender offer materials to your clients.

Questions regarding the Offer may be directed to Okapi Partners, as Information Agent, at 1212 Avenue of the Americas, 24th Floor, New York, NY 10036 (Main Phone: (212) 297-0720; Toll-Free: (877) 629-6356; Email: info@okapipartners.com) or to Equity Stock Transfer, LLC, as Depositary, at Attention: Reorganization Department, 237 W 37th Street, Suite 601, New York, New York 10018 (telephone number: (212) 575-5757; Toll-Free: (855) 557-4647).

Very truly yours,

/s/ Jeffrey E. Holman

Jeffrey E. Holman, CEO

Vapor Corp.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.